Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Second Quarter 2015 Financial Results and

Updates 2015 Outlook

•	Revenue of $32.6 million – up 22.9% as reported, 26.5% constant currency

•	U.S. sales of $25.7 million – up 29.3%

•	International sales of $6.8 million – up 3.5% as reported, 17.9% constant currency

WEST CHESTER, Ohio – July 28, 2015 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in technologies for the surgical treatment of atrial fibrillation and left atrial appendage management, today announced second quarter 2015 financial results.

“We are pleased by our results this quarter which reflect continued stability in our business and the solid foundation AtriCure is building for future growth,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “With our long term investments in clinical trials, innovation, and physician training and education, we look forward to continuing to advance the treatment of atrial fibrillation.”

Second Quarter 2015 Financial Results

Revenue for the second quarter of 2015 was $32.6 million, an increase of $6.1 million or 22.9% (26.5% on a constant currency basis), compared to second quarter 2014 revenue. Domestic revenue increased 29.3% to $25.7 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip products. International revenue was $6.8 million, an increase of $0.2 million or 3.5% (17.9% on a constant currency basis) compared to $6.6 million for the second quarter of 2014. International revenue growth was driven primarily by increases in product sales in Asia, the United Kingdom, Germany and France which offset the decline in the Euro-Dollar exchange rate between quarters.

Gross profit for the second quarter of 2015 was $23.1 million compared to $18.8 million for the second quarter of 2014. Gross margin for the second quarter of 2015 and 2014 was 70.9% and 70.8%, respectively.

Operating expenses for the second quarter of 2015 increased 29.1%, or $6.3 million, compared to the second quarter of 2014. The increase in operating expenses was driven primarily by an increase in selling, clinical, marketing, and training expenses and the favorable impact of the fair value adjustment of Estech contingent consideration recorded during the three months ended June 30, 2014, partially offset by transaction, transition and severance expense related to the acquisition of Estech recorded during the three months ended June 30, 2014.

Loss from operations for the second quarter of 2015 was $4.8 million, compared to $2.9 million for the second quarter of 2014. Adjusted EBITDA, a non-GAAP measure, was a loss of $1.0 million for the second quarter of 2015, compared to a $2.5 million loss for the second quarter of 2014. Net loss per share was $0.18 for the second quarter of 2015 and $0.10 for the second quarter of 2014.

2015 Guidance

Management projects that 2015 revenue will be in the range of $127 million to $129 million, which represents an increase of 18% to 20% over 2014 (21% to 23% on a constant currency basis). This compares to previous expectations of 2015 revenue in the range of $123.5 million to $125.5 million.

Management projects adjusted EBITDA, a non-GAAP measure, to be a loss in the range of $7 million to $8 million for 2015 in order to continue making strategic investments to drive the long-term growth plan.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, July 28, 2015 to discuss its second quarter 2015 financial results. A live webcast of the conference call will be available online on the Investor page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (855) 307-9214 for domestic callers and (330) 863-3275 for international callers using participant passcode 80628026.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through August 4, 2015. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The participant passcode is 80628026.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Domestic Revenue:
Open-heart ablation	$13,648	$10,856	$26,002	$21,233
Minimally invasive ablation	5,057	4,393	9,404	7,841
AtriClip	6,286	3,951	11,789	7,571

Total ablation and AtriClip	24,991	19,200	47,195	36,645
Valve tools	753	703	1,472	1,401

Total domestic	25,744	19,903	48,667	38,046

International Revenue:
Open-heart ablation	4,088	4,054	8,304	8,025
Minimally invasive ablation	1,858	1,966	3,826	3,969
AtriClip	789	404	1,460	847

Total ablation and AtriClip	6,735	6,424	13,590	12,841
Valve tools	104	187	212	474

Total international	6,839	6,611	13,802	13,315

Total revenue	32,583	26,514	62,469	51,361
Cost of revenue	9,466	7,733	17,617	14,923

Gross profit	23,117	18,781	44,852	36,438

Operating expenses:
Research and development expenses	5,862	4,569	11,471	8,570
Selling, general and administrative expenses	22,074	17,065	43,344	38,646

Total operating expenses	27,936	21,634	54,815	47,216

Loss from operations	(4,819)	(2,853)	(9,963)	(10,778)

Other (expense) income, net	(64)	166	(180)	409

Loss before income tax expense	(4,883)	(2,687)	(10,143)	(10,369)

Income tax expense	8	5	14	32

Net loss	$(4,891)	$(2,692)	$(10,157)	$(10,401)

Basic and diluted net loss per share	$(0.18)	$(0.10)	$(0.37)	$(0.40)

Weighted average shares used in computing net loss per share:
Basic and diluted	27,304	26,849	27,187	25,813

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets

Current assets:
Cash, cash equivalents and short-term investments	$54,479	$59,649
Accounts receivable, net	17,590	17,558
Inventories	16,073	14,257
Other current assets	2,597	2,044

Total current assets	90,739	93,508

Property and equipment, net	19,352	11,552
Long-term investments	5,209	8,894
Goodwill and intangible assets, net	43,658	44,264
Other noncurrent assets	351	186

Total assets	$159,309	$158,404

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$20,904	$21,662
Other current liabilities and current maturities of capital leases	9,237	3,981

Total current liabilities	30,141	25,643

Capital leases	68	74
Other noncurrent liabilities	409	149

Total liabilities	30,618	25,866

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	277,787	271,282
Accumulated other comprehensive loss	(543)	(348)
Accumulated deficit	(148,581)	(138,424)

Total stockholders’ equity	128,691	132,538

Total liabilities and stockholders’ equity	$159,309	$158,404

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(10,157)	$(10,401)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	4,141	3,988
Depreciation and amortization of intangible assets	2,693	2,217
Amortization of deferred financing costs	31	80
Loss on disposal of property and equipment	63	14
Realized loss from foreign exchange on intercompany transactions	302	—
Amortization/accretion on investments	339	163
Change in allowance for doubtful accounts	117	32
Change in value of contingent consideration	—	(2,662)
Other	—	95
Changes in operating assets and liabilities
Accounts receivable	(468)	(1,448)
Inventories	(1,977)	(2,457)
Other current assets	(538)	572
Accounts payable and accrued liabilities	(1,068)	(7,640)
Other non-current assets and liabilities	128	(926)

Net cash used in operating activities	(6,394)	(18,373)

Cash flows from investing activities:
Purchases of available-for-sale securities	(10,302)	(27,322)
Sales and maturities of available-for-sale securities	20,460	13,749
Purchases of property and equipment	(4,077)	(2,475)
Increases in property under build-to-suit obligation	(4,806)	—

Net cash provided by (used in) investing activities	1,275	(16,048)

Cash flows from financing activities:
Net proceeds from sale of stock	—	65,830
Payments on debt and capital leases	(25)	(6,352)
Increases in build-to-suit obligation	4,806	—
Payment of debt fees and premium on retirement of debt	(62)	(169)
Proceeds from stock option exercises	1,854	1,637
Shares repurchased for payment of taxes on stock awards	(572)	(153)
Proceeds from issuance of common stock under employee stock purchase plan	906	708

Net cash provided by financing activities	6,907	61,501

Effect of exchange rate changes on cash and cash equivalents	(185)	6

Net (decrease) increase in cash and cash equivalents	1,603	27,086

Cash and cash equivalents - beginning of period	28,384	14,892

Cash and cash equivalents - end of period	$29,987	$41,978

Supplemental cash flow information:
Cash paid for interest	$3	$109
Cash paid for income taxes	20	146
Noncash investing and financing activities:
Accrued purchases of property and equipment	1,652	137
Assets acquired through capital lease	36	8

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net loss, as reported	$(4,891)	$(2,692)	$(10,157)	$(10,401)
Income tax expense	8	5	14	32
Other expense (income), net (a)	64	(166)	180	(409)
Depreciation and amortization expense	1,382	1,132	2,693	2,217
Share-based compensation expense	2,417	1,846	4,141	3,988
Change in fair value of contingent consideration	—	(2,662)	—	(2,662)

Non-GAAP adjusted loss (adjusted EBITDA)	$(1,020)	$(2,537)	$(3,129)	$(7,235)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

(a) Other includes:
Net interest income (expense)	$26	$(6)	$51	$(229)
Grant income	—	137	35	500
(Loss) gain due to exchange rate fluctuation	(46)	16	(209)	21
Non-employee stock option (expense) income	(44)	19	(57)	117

Other (expense) income, net	$(64)	$166	$(180)	$409

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